BROWN SHOE REPORTS FOURTH QUARTER LOSS OF $3.68 PER DILUTED SHARE;
ADJUSTED FOURTH QUARTER LOSS OF $0.28 PER DILUTED SHARE;
DECLARES QUARTERLY DIVIDEND OF $0.07 PER DILUTED SHARE;
ANNOUNCES PARTICIPATION IN INVESTOR CONFERENCE

ST. LOUIS, MISSOURI, March 4, 2009 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the fourth quarter and full-year of fiscal 2008 ended January 31, 2009.

Fourth Quarter 2008:
•	Net sales decreased 8.8 percent to $521.0 million compared to $571.4 million in the year-ago quarter;
•
Net loss totaled $153.0 million, or $3.68 per diluted share, inclusive of impairment of goodwill and intangible assets, restructuring, and other special charges of $141.5 million, or $3.40 per diluted share.  Included in these after-tax charges are: (i) a non-cash impairment charge of $119.2 million, or $2.87 per diluted share, related to the Company’s recorded goodwill and intangible assets, resulting from the deterioration in the general economic environment, recent industry trends, and the resulting decline in the Company’s share price and market capitalization; and (ii) restructuring and other special charges of $22.3 million, or $0.53 per diluted share related to the Company’s expense and capital containment initiatives (inclusive of its workforce reduction program), headquarters consolidation, and information technology initiatives. This compares to net earnings of $14.0 million, or $0.33 per diluted share, in the fourth quarter of 2007, inclusive of $2.6 million, or $0.06 per diluted share, in restructuring and other special charges related to the Company’s Earnings Enhancement Plan;

•
Excluding these charges, the Company’s adjusted net loss for the fourth quarter was $11.5 million, or $0.28 per diluted share. This compares to adjusted net earnings in the fourth quarter of 2007 of $16.5 million, or $0.39 per diluted share (see Schedule 4 attached for a reconciliation to GAAP net (loss) earnings and the discussion of “Non-GAAP Financial Measures” below).

Ron Fromm, Brown Shoe Chairman and CEO, stated: “The fourth quarter marked one of the most challenging quarters in our 130-year history.  During the quarter, we took actions to maintain our company’s strong financial health and position Brown Shoe for improved profitability and cash flow in fiscal 2009.  We not only completed the renewal of our credit facility for a five-year term, increasing its size to $380 million, but also identified $28 to $31 million in expense reductions, which we expect to implement in 2009.  We also balanced our promotional cadence at retail during the quarter to clear inventory and drive product freshness, resulting in our inventory position being where we wanted it to be as we enter the Spring selling season.”
Fromm continued, “While the environment was difficult and results were disappointing in 2008, it was a productive year for Brown Shoe in developing the infrastructure and vehicles for future growth.  During the year, we completed the transition of our Madison headquarters to St. Louis, which has united our wholesale and retail teams to leverage the synergies between these two businesses.  We also began the implementation of a new information technology platform, that is expected to improve our speed-to-market and enhance our forecasting tools in upcoming years, and we increased our West Coast distribution presence, significantly expanding our third-party logistics footprint for wholesale and beginning construction on a new retail distribution center.  Importantly, we moved ahead on initiatives that allowed us to increase our channel and geographic diversification, as well as broaden our consumer reach with the continued growth of the Sam Edelman brand and the introduction of new footwear brands, such as Fergie and Fergalicious and Libby Edelman.”
Fromm concluded, “As we begin fiscal 2009, the economic environment remains uncertain.  As such, we are intently focused on our liquidity and capital management, stepping-up our inventory management practices, as well as continuing to emphasize expense disciplines.  These efforts are expected to enable us to generate positive operating earnings and free cash flow for the year.”

Consolidated Results:
Fourth Quarter 2008:
•	Net sales were $521.0 million in the fourth quarter, an 8.8 percent decrease from $571.4 million in the fourth quarter of 2007;
•
Gross margins in the fourth quarter decreased 180 basis points to 37.2 percent of net sales in 2008, from 39.0 percent of net sales in 2007.  This decrease was driven primarily by an increase in the promotional cadence at the Company’s retail divisions, as well as higher markdowns and allowances in its wholesale division, partially offset by a higher mix of retail sales, which carry a higher gross margin rate;

•
Selling and administrative expenses in the fourth quarter of 2008 increased to $213.7 million, or 41.0 percent of net sales, versus $200.9 million, or 35.2 percent of net sales, in the same period last year. The year-over-year change primarily resulted from the impact of operating 72 more North American stores as well as expense deleverage from the negative same-store sales performance at retail and lower wholesale sales;

•
Pre-tax impairment of goodwill and intangible assets represents a non-cash charge of $149.2 million in the quarter, as a result of the deterioration of general economic conditions, recent industry trends, and the resulting decline in the Company’s share price and capitalization;

•
Restructuring and other special charges in the quarter increased by $32.3 million from the prior year to $36.0 million, as a result of the Company’s expense and capital containment initiatives, headquarters consolidation, and information technology initiatives, versus $3.7 million in the prior year related to Earnings Enhancement Plan costs;

•	The factors above resulted in an operating loss of $205.1 million in the fourth quarter of 2008, versus operating earnings of $17.8 million in the fourth quarter of 2007;
•	The Company recognized a $55.6 million tax benefit in the quarter primarily due to the impairment of goodwill and intangible assets, restructuring, and other special charges previously mentioned;
•	During the quarter the Company also:
o	Amended its asset-based revolving credit facility for a term of five years with an increased borrowing capacity of $380 million;
o
Announced the implementation of expense and capital containment initiatives that in 2009 are expected to yield annual savings of $28 to $31 million, and an additional reduction of capital expenditures of $35 million (for an aggregate reduction of $107 million for the 2008 to 2011 period).  The Company incurred costs of $30.9 million (or $19.1 million after-tax) during the fourth quarter for these initiatives, which include workforce reduction, changes in compensation structure, and a rationalization of operating expenses; and

o
Acquired the remaining outstanding shares of Shoes.com, bringing the Company’s total equity interest to 100 percent, and increased its equity interest in Edelman Shoe, Inc. to 50.0 percent from 42.5 percent.

Segment Results:

Fourth Quarter 2008:

Retail Division
Net sales at Famous Footwear were $312.3 million in the fourth quarter, a 0.5 percent increase, compared to $310.7 million in the same period last year.  Same-store sales decreased by 3.6 percent in the quarter, as compared to a decrease of 1.7 percent in the comparable 2007 period.  Gross margins declined by 230 basis points in the quarter, as Famous Footwear increased promotional activity to maintain market share and manage inventory.  Selling and administrative expenses in the quarter increased by $11.6 million to 42.7 percent of net sales, as a result of operating 64 net additional stores and expense deleverage from negative same-store sales.  Impairment of goodwill and intangible assets, restructuring, and other special charges totaled $7.3 million in the quarter, versus no charges incurred in the year-ago period.  Famous Footwear reported an operating loss of $11.9 million, compared to operating earnings of $13.4 million in the year-ago period.  Famous Footwear opened four new stores and closed four during the quarter, resulting in 1,138 stores open at the end of the quarter compared to 1,074 during the year-ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported net sales in the quarter of $66.0 million, a 5.9 percent decrease from $70.1 million in the year-ago period.  Same-store sales declined 0.3 percent during the quarter.  Net sales for the quarter at Shoes.com decreased by 5.1 percent versus the year-ago period.  The segment’s operating loss during the quarter, which included impairment of goodwill and intangible assets, restructuring, and other special charges of $17.2 million, was $19.7 million compared to a loss of $1.5 million in the year earlier period.  During the quarter, the division opened five stores and closed four, resulting in 287 stores open in North America at the end of the quarter, compared to 279 at the end of the year-ago period.

Wholesale Division
Wholesale net sales declined 25.1 percent in the quarter to $142.7 million, compared to $190.6 million in the year earlier period, as the Company’s retail partners were more promotional and decreased their open-to-buy levels in response to the continued deterioration of the consumer-spending environment.  Additionally, sales were impacted by a late January ice storm and power outage at the Company’s Sikeston, MO distribution center resulting in approximately $6 million of year-end shipments being shifted into the first quarter of 2009.  Sales declines were experienced across the majority of the Company’s wholesale businesses, particularly with its private label business at the mass channel and, to a lesser extent, its moderate brands at department stores.  The division’s gross margins declined by 290 basis points in the quarter due to the softness and promotional nature of its customers’ retail sales in the quarter, which led to increased markdowns and allowances.  These factors, along with impairment of goodwill and intangible assets, restructuring and other special charges of $143.4 million in the quarter, contributed to an operating loss of $146.8 million versus operating earnings of $18.5 million in the year-ago period.

Balance Sheet
Inventory at quarter-end was $466.0 million, as compared to $435.7 million at the end of the fourth quarter of 2007.  The year-over-year inventory increase was due primarily to a $22.1 million increase at the Company’s wholesale division and operating 72 more North American stores.  The increase in wholesale inventory was primarily driven by three factors: (i) the consolidation of the Sam Edelman business, (ii) Spring inventory for new brand launches (the Fergie brands and Libby Edelman) and an increase in landed business for Dr. Scholl’s at the mid-tier channel, and (iii) the closing of the Company’s Sikeston distribution center due to the ice storm and subsequent power outage in the last week of January.   Average inventory on a per store basis at Famous Footwear was down 2.6 percent in the quarter and average inventory at the Company’s North American Specialty Retail stores was down 11.2 percent, on a constant dollar basis.  At quarter-end, the Company’s borrowings against its revolving credit facility were $112.5 million, versus $15 million in the prior year, primarily from lower earnings performance in the quarter and higher purchases of property and equipment and capitalized software.

Dividend
The Company’s Board of Directors has declared a quarterly dividend of $0.07 per diluted share, payable April 1, 2009 to shareholders of record on March 20, 2009.  This dividend will be the 345th consecutive quarterly dividend paid by the Company.

Outlook
Due to the uncertain economic environment and lack of sufficient visibility, the Company does not believe it is prudent or appropriate to provide quarterly or annual earnings per share guidance.  However, the Company provided perspectives on the following income statement and balance sheet metrics to enhance transparency and provide insight into the Company’s performance expectations.  Based on the current economic conditions and outlook, the Company expects the following for fiscal 2009:
•	Net sales in the range of $2.2 billion to $2.3 billion;
•	Famous Footwear plans to open 55 new stores in 2009 while closing 35, which is expected to partially offset expectations of a mid-single digit same-store sales decline for the year;
•
For its wholesale division, the Company expects a high-single digit decline of its existing brands and continued decline of its private label business, to be partially offset by growth in its new brands, such as Sam Edelman, Libby Edelman, Fergie and Fergalicious, and Vera Wang Lavender Label, accompanied by increased penetration by Dr. Scholl’s in the mid-tier channel;

•
Selling and administrative expenses in the range of 39 to 40 percent for the full year, which includes costs of $7 to $9 million related to its information technology initiatives.  Expenses increase on a year-over-year basis due to carrying the full-year of facilities expense for the 72 net new North American stores in 2008, the partial year facilities expense of the 20 net new North American stores in 2009, the full-year of expenses from the Edelman Shoe, Inc. consolidation, and benefit-related cost increases.  This increase in expenses will be partially offset by the $28 to $31 million in expected savings from its expense and capital containment initiatives;

•	The Company expects to generate a tax benefit in 2009, although at lower levels than in 2008, due to its mix of foreign and domestic earnings;
•	Depreciation and amortization is expected to total $55 to $58 million for the full-year;
•	Interest expense should approximate $22 to $24 million driven by increased borrowings and higher unused fees on its recently renewed revolving credit facility;
•
Purchases of property and equipment and capitalized software are targeted in the range of $60 million to $65 million, primarily related to the Company’s information technology initiatives, logistics network, new stores and remodels, and general infrastructure;

•
Although the Company expects a quarterly loss in its fiscal first quarter of 2009, it expects to generate positive operating earnings in fiscal 2009, with earnings greater in the seasonally larger third quarter, and currently expects to generate positive cash flow (cash from operations less purchases of property and equipment and capitalized software).

Participation in Investor Conference

The Company also announced that it will be presenting at the Bank of America and Merrill Lynch Consumer Conference, held at the Palace Hotel in New York on Thursday, March 12, at 2:30 p.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, and Mark Hood, Chief Financial Officer, will host the presentation. The presentation, including the question and answer portion, will be webcast live at www.brownshoe.com/investor.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss fourth quarter and full-year 2008 results will be held this morning at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) the preliminary nature of estimates of the costs and benefits of the Company’s expense and capital containment initiatives, which are subject to change as the Company makes decisions and refines these estimates over time; (ii) the timing and uncertainty of activities and costs related to expense and capital containment initiatives, software implementation, and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its expense and capital containment initiatives, software implementation, and business transformation; (iv) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (v) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (vi) intense competition within the footwear industry; (vii) rapidly changing fashion trends and purchasing patterns; (viii) customer concentration and increased consolidation in the retail industry; (ix) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (x) the Company's ability to attract and retain licensors and protect its intellectual property; (xi) the Company's ability to secure leases on favorable terms; (xii) the Company's ability to maintain relationships with current suppliers; and (xiii) the Company’s ability to successfully execute its international growth strategy.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, over 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, Franco Sarto and Via Spiga names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Sam Edelman, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Carlos by Carlos Santana, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Fisher-Price and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	January 31, 2009	February 2, 2008
ASSETS

Cash and cash equivalents	$86,900	$59,801
Receivables	84,252	116,873
Inventories	466,002	435,682
Income taxes	28,692	––
Prepaid expenses and other current assets	17,421	24,701
Total current assets	683,267	637,057

Other assets	103,137	96,797
Investment in nonconsolidated affiliate	–	6,641
Goodwill and intangible assets, net	84,000	217,382
Property and equipment, net	157,451	141,964
Total assets	$1,027,855	$1,099,841

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Borrowings under revolving credit agreement	$112,500	$15,000
Trade accounts payable	152,339	172,947
Accrued expenses	139,131	115,073
Income taxes	–	895
Total current liabilities	403,970	303,915

Long-term debt	150,000	150,000
Deferred rent	41,714	41,415
Other liabilities	29,957	43,847
Minority interests	8,110	2,087
Total shareholders’ equity	394,104	558,577
Total liabilities and shareholders’ equity	$1,027,855	$1,099,841

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Fifty-two Weeks Ended

	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008

Net sales	$520,995	$571,444	$2,276,362	$2,359,909
Cost of goods sold	327,209	348,683	1,394,126	1,416,510

Gross profit	193,786	222,761	882,236	943,399
– % of Net Sales	37.2%	39.0%	38.8%	40.0%

Selling and administrative expenses	213,690	200,925	851,893	827,350
– % of Net Sales	41.0%	35.2%	37.4%	35.1%

Impairment of goodwill and intangible assets	149,150	–	149,150	–

Restructuring and other special charges	36,028	3,655	54,278	19,000

Equity in net loss of nonconsolidated affiliate	47	425	216	439

Operating (loss) earnings	(205,129)	17,756	(173,301)	96,610

Interest expense, net	(4,457)	(3,094)	(15,305)	(12,798)

(Loss) earnings before income taxes and minority interests	(209,586)	14,662	(188,606)	83,812

Income tax benefit (provision)	55,552	(582)	53,793	(23,483)
Minority interests in net loss (earnings) of consolidated subsidiaries	986	(128)	1,575	98

NET (LOSS) EARNINGS	$(153,048)	$13,952	$(133,238)	$60,427

Basic (loss) earnings per common share	$(3.68)	$0.33	$(3.21)	$1.40

Diluted (loss) earnings per common share	$(3.68)	$0.33	$(3.21)	$1.37

Basic number of shares	41,552	42,409	41,525	43,223
Diluted number of shares	41,552	42,811	41,525	44,141

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Fifty-two Weeks Ended
	January 31, 2009	February 2, 2008

OPERATING ACTIVITIES:

Net cash provided by operating activities	$34,336	$86,260

INVESTING ACTIVITIES:
Purchases of property and equipment	(60,417)	(41,355)
Capitalized software	(16,327)	(5,770)
Investments in consolidated companies	(7,683)	(3,916)
Cash recognized on initial consolidation	3,337	2,205
Investment in nonconsolidated affiliate	–	(7,080)
Acquisition cost	–	(2,750)

Net cash used for investing activities	(81,090)	(58,666)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit agreement	655,500	151,000
Payments on borrowings under revolving credit agreement	(558,000)	(137,000)
Debt issuance costs	(7,500)	–
Acquisition of treasury stock	–	(41,090)
Proceeds from stock options exercised	313	9,209
Tax benefit related to share-based plans	498	6,421
Dividends paid	(11,855)	(12,312)

Net cash provided by (used for) financing activities	78,956	(23,772)

Effect of exchange rate changes on cash	(5,103)	2,318

Increase in cash and cash equivalents	27,099	6,140

Cash and cash equivalents at beginning of year	59,801	53,661

Cash and cash equivalents at end of year	$86,900	$59,801

 SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of the Company’s fourth quarter GAAP Net (Loss) Earnings to Adjusted Net (Loss) Earnings:

(Thousands, except per share data)	4th Quarter 2008		4th Quarter 2007
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Net (Loss) Earnings	($153,048)	($3.68)	$13,952	$0.33

Charges / Other Items:
Impairment of goodwill and intangible assets	119,203	2.87	–	–

Expense and capital containment initiatives	19,091	0.46	–	–

Headquarters consolidation	1,739	0.04	–	–

IT initiatives	1,507	0.03	–	–

Earnings Enhancement Plan	–	–	2,577	0.06

Total Charges / Other Items	141,540	3.40	2,577	0.06

Adjusted Net (Loss) Earnings	($11,508)	($0.28)	$16,529	$0.39

The following is a reconciliation of the Company’s full-year GAAP Net (Loss) Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	Fiscal 2008		Fiscal 2007
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Net (Loss) Earnings	($133,238)	($3.21)	$60,427	$1.37

Charges / Other Items:
Impairment of goodwill and intangible assets	119,203	2.87	–	–

Expense and capital containment initiatives	19,091	0.46	–	–

Headquarters consolidation	18,248	0.44	–	–

IT initiatives	2,404	0.06	–	–

Environmental insurance recoveries, net	(6,212)	(0.15)	–	–

Earnings Enhancement Plan	–	–	12,351	0.28

Total Charges / Other Items	152,734	3.68	12,351	0.28

Adjusted Net Earnings	$19,496	$0.47	$72,778	$1.65